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                                                                   EXHIBIT 10.23

                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (this "Agreement"), dated as of September 13 1999, is entered into by and between N(2)H(2), INC., a Washington corporation (the "Company") and WILLIAM A. GOLDING, a resident of the State of Washington (the "Executive").

        WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

        WHEREAS, Executive is willing to serve in the employ of the Company as Vice President and General Manager Consumer Division of the Company for said period; and

        WHEREAS, the parties desire by this writing to set forth the terms and conditions of the employment relationship between the Company and Executive.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Employment. The Company hereby employs Executive, and Executive agrees to accept such employment, upon the terms and conditions herein set forth.

        2. Employment Period. The initial term of employment hereunder shall commence on the date hereof and continue for a period of two (2) years ending on September 13, 2001 (the "Initial Term"), subject to earlier termination as provided herein. If Executive's employment is not earlier terminated, following the Initial Term, this Agreement and Executive's employment hereunder shall renew indefinitely until terminated by either party in accordance with Section 5 below (the "Employment Period").

        3. Position and Duties. Executive hereby agrees to serve as an employee of the Company as Vice President and General Manager Consumer Division. Executive shall report to the Company's Chief Operating Officer (the "COO") and such other officer(s) as designated by the Board of Directors of the Company (the "Board"). Executive shall devote his best efforts and his full business time and attention to the performance of services to the Company in accordance with the terms hereof and as may reasonably be requested by the Board, the COO or other Board-designated officer of the Company; provided that any permanent material reduction of Executive's duties and responsibilities or a permanent change in Executive's duties and responsibilities such that Executive's duties and responsibilities are inconsistent with the type of duties and responsibilities of Executive in effect immediately prior to such reduction or change shall constitute Good Reason for voluntary termination by Executive.

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        4. Compensation and Other Terms of Employment.

                (a) Compensation. In consideration of the performance of his duties hereunder, during the Employment Period, the Company agrees to pay Executive during the Term of his employment at a base salary of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) per annum (the "Base Compensation"). All amounts payable to Executive under this Section 4(a) shall be paid in accordance with the Company's regular payroll practices e.g., timing of payments and standard employee deductions, such as income tax, Social Security and Medicare withholdings). Base Compensation shall increase by ten percent (10%) during each twelve (12) month period beginning October 1, 2000 if the Company's gross revenues reflected in its audited financial statements for the fiscal year ending September 30, have increased by at least one hundred percent (100%) over the gross revenues for the immediately preceding fiscal year.

                (b) Bonus. In addition to the Base Compensation described in
Section 4(a) above and any additional bonuses approved by the Board, Executive shall receive a quarterly bonus in the amount equal to 1.0% of the increase, if any, of the Company's Consumer Division's gross revenues during such quarter over the gross revenues for the same quarter during the immediately preceding year. For purposes of this Section 4(b), gross revenues shall be computed in accordance with generally accepted accounting principles consistently applied. Bonus compensation for any quarter shall be payable on the 15th day of the month following the end of the quarter and shall be subject to standard employee deductions.

                (c) Business Expenses. During the Employment Period, upon presentation of vouchers and similar receipts, Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of his duties hereunder.

                (d) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks paid annual vacation. Executive's vacation will be scheduled at those times most convenient to the Company's business.

                (e) Benefits. During the Employment Period, the Company shall provide to Executive such other employment benefits as may from time to time, be made generally available to executives of the Company, including, without limitation, the opportunity to participate in a group health insurance plan (including coverage of Executive's family) and other benefit plans, if any are in existence, in accordance with the terms of such plans, which benefits are intended to be substantially similar to those provided by the Company as of the date hereof (assuming availability at costs consistent with and comparable to those currently paid by the Company); provided, however, that the Company shall not be required to establish, continue or maintain any benefit plans.

                (f) Additional Benefits. The Company shall reimburse Executive on a monthly basis for reasonable commuting costs, parking, health club dues and high speed Internet access at home.


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        5. Termination of Employment. Executive's employment shall be terminated on any of the following occurrences:

                (a) Executive's Permanent Disability. For purposes of this Agreement, "Permanent Disability" means an illness, injury or other physical or mental condition continuing for at least ninety (90) consecutive days, arising at any time during the Employment Period, unless with reasonable accommodation Executive could perform the essential functions of his position and making such accommodation would not result in an undue hardship to the Company. If Executive's employment is terminated because of Executive's Permanent Disability, the Company shall continue to pay all Base Compensation and pro rata bonus amounts accrued pursuant to Sections 4(a) and (b) for the longer of (i) the remaining Initial Term of this Agreement or (ii) twelve (12) months.

                (b) Executive's Death. If Executive's employment is terminated because of Executive's death, the Company shall pay to Executive's personal representative (on behalf of Executive's estate), within 60 days after the Company receives written notice of such representative's appointment, all Base Compensation and pro rata bonus amounts, if any, accrued pursuant to Sections 4(a) and 4(b) above through the date of termination, and shall continue to pay all Base Compensation and pro rata bonus amounts, if any, accrued pursuant to Sections 4(a) and (b) for the longer of (i) the remaining Initial Term of the Agreement or (ii) twelve (12) months.

                (c) For Cause. If Executive's employment is terminated with Cause (as defined in Section 6(a) below), the Company shall pay to Executive all Base Compensation accrued through the date of termination pursuant to Sections 4(a) and 4(b) above, whereupon the Company shall have no further obligations to Executive under this Agreement. Executive and his dependents, if any, shall also be entitled to any continuation health insurance coverage rights available under applicable law. Without waiving any rights the Company may have hereunder or otherwise, the Company hereby expressly reserves its rights to proceed against Executive for damages in connection with any claim or cause of action that the Company may have arising out of or related to Executive's employment hereunder.

                (d) Termination By The Company Without Cause or Voluntary Termination By Executive With Good Reason. If Executive's employment with the Company is terminated by the Company without Cause, or is Voluntarily Terminated (as defined in Section 6(b) below) by Executive with Good Reason (as defined in Section 6(c) below), the Company shall pay to Executive all Base Compensation and pro rata bonus amounts, if any, accrued pursuant to Sections 4(a) and 4(b) above through the date of such termination and shall continue to pay Executive's Base Compensation and bonus for a period eighteen months (18) months thereafter (the "Severance Period"). Those unvested stock options which are scheduled to vest between the date of termination and the end of the Severance Period shall be deemed to vest immediately, except that if such termination occurs in connection with a Change in Control (as defined in Section 6(d) below), then all unvested stock options shall be deemed to vest immediately. Executive and his dependents, if any, shall also be entitled to any continuation health insurance coverage rights available under applicable law.


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                (e) Voluntary Termination By Executive Without Good Reason. If
Executive's employment with the Company is Voluntarily Terminated by Executive without Good Reason, the Company shall pay to Executive all Base Compensation and bonus accrued through the date of termination pursuant to Sections 4(a) and 4(b) above, whereupon the Company shall have no further obligations to Executive under this Agreement. Executive and his dependents, if any, shall also be entitled to any continuation health insurance coverage rights available under applicable law. Without waiving any rights the Company may have hereunder or otherwise, the Company hereby expressly reserves its rights to proceed against Executive for damages in connection with any claim or cause of action that the Company may have arising out of or related to Executive's employment hereunder.

                (f) Voluntary Termination By Executive Following Change in Control. If Executive's employment with the Company is Voluntarily Terminated by Executive within 30 days of a Change in Control (as defined in Section 6(d) below), the Company shall pay to Executive all Base Compensation and bonus amounts accrued pursuant to Sections 4(a) and 4(b) through a period equal to the Severance Period. All unvested stock options shall be deemed to vest immediately. Executive and his dependents, if any, shall also be entitled to any continuation of health insurance coverage rights available under the applicable law.

                (g) Termination Obligations.

                        (i) Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment by the Company, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information belonging, or relating to the business of, the Company or any affiliate. Following termination, Executive will not retain any written or other tangible materials containing any proprietary information of the Company or any affiliate.

                        (ii) Upon termination of the Employment Period, Executive shall be deemed to have resigned from all offices, directorships and similar positions then held with the Company or any affiliate.

                        (iii) The representations and warranties contained herein and Executive's obligations under Sections 9 and 10 shall survive termination of the Employment Period and the expiration or termination of this Agreement. Any provision hereof required to give meaning and effect to such surviving provisions shall also survive the termination of the Employment Period and the expiration or termination of this Agreement.

        6. Definitions. For the purposes of this Agreement the following terms and phrases shall have the following meanings:


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                (a) "Cause" shall mean a termination of Executive's employment by the Company due to (i) Executive's failure or refusal to perform his duties, responsibilities or obligations hereunder after at least fourteen (14) days' prior written notice regarding any such failure or refusal, (ii) Executive's breach of any noncompetition or confidentiality agreement with the Company,
(iii) the willful misappropriation of funds or property of the Company, (iv) use of alcohol or drugs which interferes with performance of Executive's obligations under this Agreement, continuing after at least thirty (30) days' prior written notice; (v) conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or (vi) the commission by Executive of any willful or intentional act in disregard of the interests of the Company which could reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided, however, that a good faith mistake in the normal course of business shall not be considered "Cause" under this Section 6(a).

                (b) "Voluntary Termination" shall mean the termination by Executive of his employment by the Company by voluntary resignation or any other means other than (i) death or Permanent Disability, (ii) simultaneous with termination for Cause or (iii) simultaneous with or following an event which, whether or not known to the Company at the time of such Voluntary Termination by Executive, would constitute Cause.

                (c) "Good Reason" shall mean with respect to a Voluntary Termination, (i) if (A) such Voluntary Termination occurs within the thirty (30) day period immediately following a permanent material reduction of Executive's duties and responsibilities or a permanent change in Executive's duties and responsibilities such that Executive's duties and responsibilities are inconsistent with the type of duties and responsibilities of Executive in effect immediately prior to such reduction or change, (B) such Voluntary Termination promptly follows a reduction in Executive's benefits, or (C) the President or the Board otherwise determines that a Voluntary Termination by Executive is for "Good Reason" under the circumstances then prevailing, and (ii) if Executive provides written notice of such Good Reason to the Company and the Company does not correct the circumstances giving rise to such Good Reason during the following 30-day period. The Company's termination or material breach of this Agreement without Cause shall constitute Good Reason.

                (d) "Change In Control" means the occurrence of any one of the following events:

                        (i) any recapitalization, consolidation or merger of the Company inwhich the Company is not the continuing or surviving entity or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another person or entity other than the person or entity which controlled the Company immediately prior to such recapitalization, consolidation or merger;

                        (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company, or


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                        (iii) approval by the members of the Company of any plan
or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval.

        7. Stock Options. Subject to the discretion of the Company's Board of Directors Executive shall be entitled to participate in any Company stock option or stock purchase plan.

        8. Records and Confidential Information.

                (a) Executive acknowledges that, in connection with the performance of his duties during the Term of this Agreement, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) and Trade Secrets (as defined by the Uniform Trade Secrets Act) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information or Trade Secrets of the Company learned or obtained by Executive during the course of his employment by the Company or otherwise (including, without limitation, information that Executive obtained through or in connection with his ownership of and employment by the Company prior to the date hereof) whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

                (b) Confidential Information and Trade Secrets of the Company will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive's discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

                (c) Following Executive's termination hereunder, as soon as possible after the Company's written request, Executive will return to the Company all written Confidential Information and Trade Secrets of the Company will have been provided to Executive, and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive's use containing or reflecting any Confidential Information or Trade Secrets of the Company. Within 5 business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information and Trade Secrets of the Company have been returned or destroyed in accordance with this Section.

                (d) For the purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information to the Company, and its affiliates, including, without limitation, the Company's marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, manufacturing processes, manufacturing costs, cost of materials, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, Confidential Information shall not include and Executive's obligations under this Section shall not extend to (i) information which is generally available to the public or within the industry, (ii) information obtained by Executive from third


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persons not under agreement to maintain the confidentiality of the same and
(iii) information which is required to be disclosed by law or legal process.

                (e) This Section is not intended to, and does not, limit in any way Executive's duties and obligations to the Company under statutory and common law not to disclose or make personal use of any Confidential Information or Trade Secrets of the Company.

        9. Assignment of Inventions.

                (a) Definition of Inventions. "Inventions" means discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of the Company or its affiliates, or the Company's (and its affiliates') actual or demonstrable research or development (ii) does not involve the use of any equipment supplies, facility or Confidential Information of the Company, (iii) was developed entirely on Executive's own time, and (iv) does not result from any work performed by Executive for the Company.

                (b) Assignment. Executive agrees to and hereby does assign to the Company, without further consideration, all of his right, title and interest in any and all Inventions he may make during the Term hereof.

                (c) Duty to Disclose and Assist. Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company's interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure Executive's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

                (d) Ownership of Copyrights. Executive agrees that any work prepared for or the Company, which is eligible for copyright protection under the laws of the United States or any other country, shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company's copyright in such work, such assistance to be


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provided at the Company's expense but without any additional compensation to
Executive. Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

                        (e) Litigation. Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not.

        10. Covenants Not to Compete.

                (a) Non-Interference with Customer Accounts. Executive covenants and agrees that, during the Employment Period, and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any Internet filtering product or service which is competitive with any product or service which was sold, provided, or under development by the Company at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company. This covenant applies to those customers and the related entities of those customers to which the Company sold its Internet filtering products or services at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company, and those prospective customers with which the Company actively pursued sales or the provision of services at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company.

                (b) Noncompetition. Executive covenants and agrees that, during the Employment Period, and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not, directly or indirectly, own an interest in, operate, join, control, advise, work for, serve as a director of, have a financial interest which provides any control of, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity (collectively, "Businesses") producing, designing, providing, soliciting orders for, selling, distributing, or marketing any Internet filtering products, goods, equipment, or services which are similar to any Internet filtering products, goods, equipment or services produced, sold or provided by the Company at any time during the twelve-month period prior to the date of termination of Executive's employment with the Company. THE PARTIES ACKNOWLEDGE THAT THE COMPANY PROVIDES SERVICES ON A WORLD WIDE BASIS AND, ACCORDINGLY THAT IT IS NOT FAIR OR APPROPRIATE TO RESTRICT THE FOREGOING COVENANT GEOGRAPHICALLY.

                (c) This covenant does not prohibit the mere ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation as long as Executive is not otherwise in violation of this covenant.


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                (d) Non-Diversion. During the Employment Period, and for a
period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or its subsidiaries or affiliates which Executive became aware of as the result of his employment with the Company.

                (e) Non-Recruitment. Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Executive agrees that during the Employment Period and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, Executive shall not (i) hire away any individuals who were employed by the Company or its subsidiaries or affiliates during the twelve-month period prior to the date of termination of Executive's employment with the Company or (ii) directly or indirectly entice, solicit or seek to induce or influence any such employees to leave their employment with the Company or its subsidiaries or affiliates.

                (f) Non-Disparagement. Executive and the Company mutually covenant and agree that, during the Employment Period and for a period of eighteen (18) months after the date of termination of Executive's employment with the Company, neither shall, directly or indirectly disparage the other.

                (g) Remedies. Both parties acknowledge that should they materially breach this Agreement, it will be difficult to determine the resulting damages to the non-breaching party, and, in addition to any other remedies the non-breaching party may have, the non-breaching party shall be entitled to temporary injunctive relief without being required to post a bond and to permanent injunctive relief without the necessity of proving actual damage. In the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, whether or not litigation is actually commenced and including litigation of any appeal. Failure of either party to seek any or all remedies in one case does not restrict that party from seeking any remedies in another situation, and no such action shall not constitute a waiver of any of the party's rights.

                (h) Severability and Modification of Any Unenforceable Covenant. It is the parties' intent that each of the covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties' intent that if any term, provision or condition of the covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if a court should determine any of the covenants are unenforceable because of over breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

                (i) Tolling. In the event of the breach by Executive of any covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that


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the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive's compliance with the covenants.

        11. No Assignment. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company. Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party acquiring through merger, consolidation or purchase all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

        12. Miscellaneous Provisions.

                (a) Payment of Taxes. To the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to Executive, including, but not limited to, the Base Compensation and any bonus, shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

                (b) Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance on Executive in any sum or sums that it may deem necessary to protect its interests, and Executive shall aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that, to his knowledge, Executive is insurable at standard (non-rated) premiums.

                (c) Deceased Executive. In the event that Executive shall die while entitled to benefits hereunder, the payment which would otherwise be made to Executive, shall be made to the estate, or other appropriate legal representative, of Executive.

                (d) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as property given or made if (i) delivered personally,
(ii) mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) sent by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) sent by overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses, or to any other address the addressee may have notified the sender beforehand referring to this


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Agreement, and shall be deemed effective when so given or made at such address whether or not the recipient still resides at that address or actually receives the notice:

               If to Executive:

               William A. Golding
               P.O. Box 1110
               Vashon Island, WA 98070

               If to the Company:

               N(2)H(2), Inc.
               900 4th Avenue
               Suite 3400
               Seattle, Washington 98164
               Attn: President

               With a copy to:

               Lane Powell Spears Lubersky LLP
               1420 Fifth Avenue, Suite 4100
               Seattle, Washington 98101-2338
               Attn: Jim D. Johnston
               Facsimile: (206) 223-7107

                (e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

                (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern.

                (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                (h) Entire Understanding. This Agreement, including all Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any


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prior understandings and agreements, written or oral, among them respecting the subject matter within.

                (i) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

                (j) Amendments. Except as specifically set forth herein, this Agreement shall not be changed or amended unless in writing and signed by both Executive and the President (or other officer of the Company designated by the Board).

                (k) Executive's Acknowledgment. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                (l) Arbitration. It is understood and agreed between the parties hereto that any claim of any nature whatsoever arising out of or connected with Executive's employment with the Company, including but not limited to wrongful termination, breach of contract, defamation, and claims of discrimination (including age, disability, sex, religion, race, national origin, color, etc.) or harassment, whether under federal, state or local laws, common law or in equity, shall be decided by submission to final and binding arbitration. The arbitrator shall be a retired or former superior court or appellate court judge. This arbitration provision shall be governed by the Federal Arbitration Act the arbitration shall be and pursuant to rules and procedures hereafter adopted by the Company, and failing such adoption, the Federal Rules of Civil Procedure. Any arbitration hereunder shall be conducted in Seattle, Washington. Judgment shall be final upon the award rendered by the arbitrator and may be entered in any court having jurisdiction thereof. It is further understood and agreed between the parties hereto that actions seeking temporary injunctions are hereby excluded from arbitration and, therefore, may be sought in a court of appropriate jurisdiction without resort to arbitration, even though resolution of the underlying claim must be submitted to arbitration. Provided: This Section shall not govern any matter arising out of Executive's violation of, or threatened violation of, the terms of the Employee Intellectual Property Agreement attached hereto as Appendix A and incorporated herein by reference ("IP Agreement"), or Executive's violation of the covenants contained in Sections 10 of this Agreement, in which event the Company shall be entitled to seek injunctive or other equitable relief in any state or federal court located in King County, Washington, and the parties agree to submit to the jurisdiction of such court.

                (m) Delivery by Facsimile. The parties agree that counterparts of this Agreement may be executed and delivered by facsimile, followed by regular mailing of original signed counterparts.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

                                            THE COMPANY:

                                            N(2)H(2), INC.

                                            BY /s/ PETER NICKERSON
                                               ---------------------------------
                                               ITS President


                                            THE EXECUTIVE:

                                            /s/ WILLIAM A. GOLDING
                                            ------------------------------------
                                            William A. Golding

                                   APPENDIX A

                    EMPLOYEE INTELLECTUAL PROPERTY AGREEMENT

BY and BETWEEN:         N(2)H(2), INC. (the "COMPANY"), a Washington corporation
                   and  WILLIAM A. GOLDING ("EMPLOYEE").

In the course of employment with the Company, Employee has had and/or will have access to information, products, processes, tools, know-how and other intellectual properties that are confidential, proprietary or licensed to the Company. There is currently an understanding and agreement between the Company and Employee regarding these confidentiality and intellectual property matters, which was documented in part by a certain N(2)H(2) Employee Confidentiality and Nondisclosure Agreement. As a condition of Employee's continuing employment, the parties now wish to have this Agreement supersede and replace all previous agreements of the parties on matters of confidentiality and intellectual property rights.

NOW THEREFORE, in consideration of the employment relationship between the parties, the parties agree, promise and covenant to each other as follows:

1. SCOPE OF AGREEMENT.

        (a) The parties acknowledge and agree that this Agreement addresses only certain issues relating to patent, copyright, trade secret and other intellectual property rights. This Agreement is not a contract of employment and does not address or modify any of the terms and conditions of employment, including but not limited to duration of employment, compensation, non-compete covenants, and other employment-related issues.

        (b) This Agreement and Executive Employment Agreement constitute the entire agreement of the parties with respect to the subject matter thereof, and may not be modified, amended or waived except in a writing signed by both parties. In the event of any inconsistency between this Agreement and Executive Employment Agreement, the provisions of this Agreement will control. This Agreement shall be effective as of the beginning of the employment relationship between the parties.

2. DEFINITIONS.

        For purposes of this Agreement, the capitalized terms set forth below shall have the meanings assigned to them as follows:

(a) "Development" shall mean any information, product, process, invention, discovery, technique, idea, design, work of authorship, improvement or modification, in whatever form and whether or not patentable, copyrightable or otherwise protectable under law, that is created, made, conceived, developed, expressed in tangible form or reduced to practice by Employee (either alone or with others).

(b) "Protected Development" shall mean any Development that:

        (i) results from the use of equipment, supplies, facility, Protected Information and any property or proprietary rights (whether tangible or intangible) that are owned, leased or contracted for by the Company;

        (ii) relates directly to the business of the Company, or to the Company's actual or demonstrably anticipated research or development; or

        (iii) results from any work or services performed by Employee for the Company.

        In particular, Protected Development shall include, without limitation, any computer design, programming and documentation; source code and object code for software; database, model, documentation, and information to whose creation Employee contributes during the course of Employee's employment by the Company.

(c) "Protected Information" shall mean all information, in whatever form or format, that is identified by the Company or is reasonably understood as private or confidential, or that qualifies for protection under law as a trade secret or proprietary information of the Company, its affiliated companies, its suppliers or its customers. Protected Information shall include, but is not limited to:
(i) inventions, discoveries, ideas, techniques, drawings, specifications, models, database, software, documentation; (ii) customer-related information;
(iii) sales and marketing plans, projections and analysis; (iv) any and all information related to the business operations of the Company, its affiliated companies, its suppliers or its customers; and (v) any and all information provided to the Company by third parties which the Company is obligated to keep confidential.

Notwithstanding the foregoing, Protected Information does not include any information that is or becomes part of the public domain through no act or failure to act on the part of Employee.

3. ASSIGNMENT OF INTELLECTUAL RIGHTS TO THE COMPANY.

(a) Subject to the limitation of Subsection 3(b), Employee hereby grants, transfers and assigns to the Company all of the Employee's right, title, and interest in or to: (i) the Protected Developments; and (ii) any proprietary rights therefrom. Employee agrees that any copyrightable Protected Development, to the extent created by Employee within the scope of Employee's employment with the Company, shall be deemed to be a "work made for hire," pursuant to the United States Copyright Act (17 U.S.C. Section 101).

(b) In compliance with Washington state law (RCW 49.44.140), Employee hereby acknowledges that Employee has been advised and notified by the Company via this Agreement that the Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless: (i) the invention relates (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by Employee for the Company.

(c) Employee shall promptly disclose all Developments to the Company and keep records relating to the conception, tangible expression and reduction to practice of all such Developments. Employee acknowledges and agrees that this disclosure obligation applies to all Developments, whether or not they qualify as Protected Developments, for the purpose of determining rights of Employee and the Company in such inventions. Any and all disclosure records, to the extent related to a Protected Development, shall remain the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon request or upon any suspension or termination of the Employee's employment with the Company.

(d) Employee shall render and provide the Company with all information, documentation and assistance, and shall sign and deliver all such assignments, affidavits, declarations and other documents that the Company may request to perfect, enforce, or defend any proprietary rights in or based on the Protected Developments. The Company shall pay reasonable compensation for such information, documentation and assistance if they are provided by Employee after any suspension or termination of Employee's employment.

(e) The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in any Protected Development.

4. NONDISCLOSURE OF PROTECTED INFORMATION.

(a) Unless otherwise specified in writing, Employee shall assume that any and all information disclosed by the Company to Employee, in whatever form, is Protected Information, whether or not designated as private or confidential.

(b) During the period of employment and thereafter, Employee shall hold in trust and the strictest confidence any and all Protected Information. Employee shall not disclose any Protected Information to others without the prior written permission of the Company, or use any Protected Information for any purpose other than for the performance of services for the Company. In addition, Employee shall take all necessary precautions to prevent any person or entity with whom Employee comes into contact from acquiring, disclosing or using such Protected Information.

(c) Employee hereby acknowledges and agrees that the obligations with respect to any particular Protected Information shall be in force and binding as long as such information qualifies as Protected Information under this Agreement, regardless of any suspension or termination of employment relationship between the parties, and regardless of any termination of this Agreement for any reason.

(d) All Protected Information is the Company's sole and exclusive property. Upon request or upon any suspension or termination of Employee's employment, Employee shall promptly return and surrender to the Company all items and materials in Employee's possession or control, in whatever form and medium and including any and all copies, which contain or embody any Protected Information.

(e) Nothing contained in this Agreement shall be construed as granting to or conferring on Employee any proprietary right or interest in any Protected Information.

(f) Unless otherwise agreed in writing, the Company shall be free to use and to disclose in any way it deems appropriate any information provided to the Company by Employee. Employee agrees not to disclose to the Company any information which is confidential or private to Employee or to any third party that Employee does not want so used or disclosed.

5. MISCELLANEOUS PROVISIONS.

(a) Remedies. Employee acknowledges and agrees that any violation of this Agreement will cause irreparable harm for which the Company may not be fully or adequately compensated by recovery of monetary damages. Accordingly, in the event of any such violation or threatened violation, the Company shall be entitled to injunctive relief from a court of competent jurisdiction in addition to any other remedy available at law or in equity.

(b) Attorney Fees. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, at trial and on appeal, in addition to any other relief that may be granted, reasonable amounts of legal, accounting and other professional fees, together with other allowable costs and expenses.

(c) Applicable Law and Jurisdiction. The parties agree that this Agreement will be governed by the laws of the State of Washington, without regard to Washington choice of law principles. Law suits relating to this Agreement shall be brought in the appropriate court in the State of Washington, and the parties agree to submit to the jurisdiction of such court.

(d) Amendment and Assignment. All modifications to this Agreement must be in writing, signed by the parties hereto. Except by operation of law, neither party shall assign or delegate its rights or duties under this Agreement without the prior written consent of the other party.

(e) Independence of Provisions. Each provision herein shall be treated as a separate and independent clause, and the invalidity or unenforceability of any one clause shall in no way impair the validity or enforceability of any other clauses herein.

(f) Successors and Assigns. This Agreement shall be binding on Employee's heirs, executors, estate administrators and legal representatives and shall be for the benefit of the Company, its successors or assigns.

IN WITNESS THEREOF, the parties hereby execute this Agreement.

The undersigned has read and understood the foregoing and agrees to be bound thereby.

                                            EMPLOYEE:


                                            Signed: /s/ WILLIAM A. GOLDING
                                                   ----------------------------
                                            Print Name: William A. Golding

                                            Date: September 13, 1999

The foregoing was executed by the Employee and accepted on behalf of the Company.

                                            N(2)H(2), INC.:

                                            Signed: /s/ PETER NICKERSON
                                                   -----------------------------
                                            By:
                                            Title:

                                            Date: September 21, 1999



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